Exhibit 23.1

July 24, 2013

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC hereby consents to the incorporation by reference in the Form 10K for BigSky Productions, Inc. our report dated November 1, 2010 with respect to the balance sheet as of June 30, 2010 and the related statements of operations, stockholders' equity, and cash flows for the years then ended and the period February 28, 2008 (date of inception) through June 30, 2010.

We also consent to our reference to the Firm under the caption “Experts” In the prospectus included in such Registration Statement.
Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road s Suite 200 s Las Vegas, Nevada 89120 s PHONE: (702) 450-2200 s FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com